Exhibit 10.39

BNP PARIBAS BROKERAGE SERVICES, Inc.

Order Routing Services Agreement

This Agreement sets forth the terms and conditions under which BNP Paribas Brokerage Services, Inc. (“BNPPBS”) will provide order routing services to Archipelago LLC (“ARCA”) and is made as of this 8th day of February, 2001

BNPPBS operates an electronic system (the “System”) for the purpose of routing securities orders to markets (as described below) for execution.  ARCA wishes to make use of the System.  As an accommodation to ARCA, BNPPBS has agreed to provide it with use of the System on the terms and conditions set forth below.

1.             Provisions of the System

                                Subject to the provisions of this Agreement, BNPPBS will provide ARCA, during the term of this Agreement, use of the System.  This Agreement may not be assigned or otherwise transferred in whole or in part by either party without the consent of the other party, provided however that ARCA may assign this Agreement in the event of the sale of substantially all of the business to which the Agreement relates, whether by way of sale of all or substantially all of the stock or assets, merger or otherwise.

                2.             Payment for the System

                ARCA shall pay to BNPPBS a commission equal to 50% of the gross revenue due to ARCA for each transaction, less any applicable clearing and settlement charges paid by ARCA and any specialist or execution fees paid by BNPPBS with respect to such transactions.  BNPPBS separately shall submit to ARCA within thirty (30) days’ of the previous month and the cost of any specialist or execution fees in connection with such transactions.  ARCA shall in turn remit to BNPPBS within thirty (30) days’ receipt of this billing information.

3.             Disclaimer of Liability and Warranties

                ARCA understands and agrees that neither BNPPBS nor any of its affiliates, employees, officers or agents assumes any responsibility for it’s the System or for the operation of any equipment, including but not limited to computer equipment and peripherals, server equipment, communications equipment and data lines (all such equipment, collectively, the “Equipment”).  Specifically, but without limiting any of the foregoing, neither BNPPBS nor any of its affiliates, employees, officers or agents assumes any responsibility for the availability, timeliness or accuracy of the System.

ARCA has independently evaluated the System and has concluded that direct access to the System confers a significant benefit to ARCA.  ACCORDINGLY, ARCA ASSUMES ALL LIABILITIES AND RISKS ASSOCIATED WITH THE USE OF THE SYSTEM.  Each routing of an order by ARCA through the System will constitute a renewed assumption of such liabilities and risks.

ARCA, for itself and all other parties for which it is responsible or authorized to act, agrees that, other than occasioned by BNPPBS’s gross negligence, willful misconduct or violation of law or regulation, neither BNPPBS, nor any affiliate, employee, officer, or agent of any of them, shall be liable for any loss, damage, cost or expense whatsoever, direct or indirect, regardless of the cause, which may arise out of or be in any way related to the use of the System provided pursuant to this Agreement, including but not limited to: (i) any fault in the delivery or operation of the System or the Equipment, regardless of the cause of such fault; (ii) the suspension or termination of, or the inability to use, all or part of the System, or any inaccuracies or omissions in any information or documentation provided, regardless of the cause of such suspensions, termination, non-usabilities, inaccuracies or omissions; (iii) any faults in or failure of the operation of the System; (iv) any failure or delay suffered or allegedly suffered by ARCA in concluding trades, however caused; (v) the termination of all or part of this Agreement by BNPPBS as provided in this Agreement; (vi) any Trading Halt; (vii) any inaccurate marker data, news information, quotations, or analytical or technical market data; or (viii) any other cause in connection with the furnishing, performance, maintenance, or use of, or inability to use, all or any part of the System.  The foregoing shall apply regardless of whether a claim arises in contract, tort, negligence, strict liability or otherwise.

In no event will BNPPBS be liable for any incidental, indirect or consequential damages, including but not limited to loss of use, revenues, profits, or savings, whether such damages or losses are those of ARCA or of any third party, even if BNPPBS knew or should have known of the possibility of such damages or losses, and even if due to BNPPBS’s error or omission.

4.                                       Representations, Warranties and Covenants

The Parties warrant that:

(a)           Neither party will permit none other than authorized persons to operate the System or enter orders in the System, as applicable, and confirms that all such persons shall be properly supervised;

(b)           Both parties will use the System only for executing trades for approved accounts and, in the ordinary course of his business, will not use or permit the use of the System for any illegal or improper purpose, and will use the System solely in accordance with the terms of this Agreement; and

(c)           With out the prior written approval of BNPPBS, ARCA will not use the System or permit the System to be used for executing orders which would constitute “Program trading” as that term is defined by rules of the New York Stock Exchange and the National Association of Securities Dealers Regulation.

5.                                       Indemnification

ARCA will defend and indemnify BNPPBS and its affiliates, employees, officers and agents from, and hold them harmless against, any claim, damage, loss, cost or liability; (i) based on or related to any claim of damage, loss, cost or liability by ARCA, any customer of ARCA directly from the use by ARCA, or any customer of ARCA, of the System, or (ii) suffered by BNPPBS as a direct result of any regulatory actions, suits, causes of action, claims, counterclaims, fines, judgments or the defense of any such or similar proceedings directly from use of the System by ARCA, any inaccuracy in any representation or warranty, or any breach of a covenant made by ARCA in this Agreement, or any wrongdoing, act or omission of ARCA; provided, however, that ARCA shall not defend or indemnify BNPPBS or its affiliates, employees, officers or agents for any special, incidental or consequential damages arising out of ARCA’s use of the System.

ARCA understands that it must monitor the System at all times for execution reports and immediately report to the BNPPBS any failure to receive execution reports that appear to be due ARCA.

BNPPBS will defend and indemnify ARCA and its affiliates, employees, officers and agents from, and hold them harmless against, any claim, damage, loss, cost or liability: (i) based on or related to any claim of damage, loss, cost or liability by ARCA or any third party claim against ARCA directly from BNPPBS providing the System in a negligent actions, suits, causes of action, claims, counterclaims, fines, judgments or the defense of any such or similar proceedings directly from the provision of the System by BNPPBS, any inaccuracy in any representation or warranty, or any breach of a covenant made by BNPPBS in this Agreement, or any wrongdoing, act or omission of BNPPBS; provided, however, that BNPPBS shall not defend or indemnify ARCA or its affiliates, employees, officers or agents for any special, incidental or consequential damages arising out of BNPPBS’s provision of the System.

6.                                       Apparent Authority

                                ARCA is solely responsible for the use of the System by RCA, its employees, its agents and any individual with apparent authority to use the System (collectively referred to as “Authorized Agents”).  Any order entered shall be deemed to be entered by an Authorized Agent so long as the access is gained through use of ARCA’s logon and password and/or BNPPBS reasonably believes that the order entered is genuine.  Any claims, liabilities, damages, losses or fines assessed as a result of any order entered by an Authorized Agent, regardless of whether entered by mistake, shall be borne by ARCA.

7.                                       Short and Long Sell Orders

                                With respect to the rules promulgated by the Securities and exchange Commission under Section 10(a) of the Securities Exchange Act of 1934, ARCA hereby undertakes and agrees to properly designate all sell orders for securities as either “long” or “short” and in the case of short orders the parties agree that such “short” designation obligates ARCA to borrow the stock without further representation or confirmation that the stock is available to borrow.

8.                                       Governing Law

                                This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to such jurisdiction’s conflicts of law principles.

9.                                       Arbitration

                                (a)           Any controversy between BNPPBS and ARCA arising out of or relating to this agreement shall be resolved through arbitration to be held before the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers, Inc. in accordance with the rules then pertaining.  Arbitration must be commenced by service upon either party hereto of a written demand or a written notice of intention to arbitrate.  The arbitration award shall be final and judgment upon the award may be entered in any court having jurisdiction.

                                (b)           The parties expressly agree that any trade secrets or proprietary or confidential information of either party shall be disclosed during arbitration only upon the issuance of appropriate protective orders limiting the disclosure or discoverability of such information outside of the arbitration of this Agreement.

10.                                 Term and Termination

                                (a)           Either party shall have the right to terminate this Agreement with or without cause upon at least thirty (30) days’ written notice to the other party.

                                (b)           Notwithstanding the foregoing, either party may terminate this Agreement immediately if:

(i)                                     the other party breaches any terms of or obligations under this Agreement; or

(ii)                                  Any of the following occurs:

(a)           the other party becomes insolvent or unable generally to pay its debts as they become due;

(b)          The other party makes an assignment for the benefit of creditors or applies business or assets, or both;

(c)           A trustee, custodian, or receiver is appointed for the other party or all or part of their assets, and they fails to obtain a discharge of such appointments within thirty (30) days after the institution of the proceedings;

(d)          Proceedings in the nature of bankruptcy, reorganization, arrangement, or any proceedings for liquidation or dissolution of the other party are commenced, whether voluntary or involuntary.

13.           Independence of Parties

                Nothing in this Agreement shall be construed to create a joint venture, agency or partnership between ARCA and BNPPBS.

14.           Benefit of Agreement; Assignment

                This Agreement shall be binding on the parties hereto and shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

15.           Entire Agreement

                This Agreement constitutes the entire agreement between the parties with respect to the System, and supersedes all prior and contemporaneous agreements, understandings, and commitments between BNPPBS and ARCA with respect to the subject matter hereof.  Except as otherwise provided in this Agreement, no modification, waiver or amendment of any of the provisions of this Agreement, by course of dealing or otherwise, will be effective unless approved in writing by the parties hereto.  The failure of BNPPBS or ARCA at any time to enforce any of the provision of this Agreement will no way be construed as a waiver of such provisions and will not affect the right of BNPPBS or ARCA thereafter to enforce each and every provision hereof in accordance with its terms, and any waiver of any provision of this agreement shall be effective only if given in writing by the applicable party.

16.           Severability

                If any one or more of the provisions of this Agreement is held to be unenforceable or void, such provision will be limited and construed so as to make it enforceable or, if such limitation or construction is not possible or would be inconsistent with the parties’ manifest intentions, such provisions will be deemed stricken from this Agreement.  In any event, all other provisions of this Agreement will remain in full force and effect.

17.           Notices

                All notices sent to the other party pursuant to this Agreement that are required to be in writing shall be delivered by hand, by certified or registered mail, or by overnight courier, to the address of BNPPBS or ARCA set forth at the end of this Agreement, or to such other person or address as BNPPBS or ARCA shall give notice pursuant to this Section.  All notices shall be deemed received on the date of delivery if hand delivered, on the date scheduled for delivery if sent by courier, or on the date of receipt appearing on the return receipt if mailed.

18.           Captions

                The captions and other headings contained in this Agreement are the reference only and shall not affect the meaning or interpretation of this Agreement.

19.           Counterparts

                This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

20.           Authorization

                Each party to this Agreement represents and warrants to the other that it has full power and authority to enter into this agreement, and that this Agreement has been validly authorized, executed, and delivered.

ARCA acknowledges that it has read, it understands, and it agrees to be bound by the terms and conditions of this Agreement.

BNP Paribas Brokerage Services, Inc.		Archipelago, LLC

By:	/s/ THOMAS J. MAHONEY	By:	/s/ MIKE CORMACK
Name:	Thomas J. Mahoney	Name:	Mike Cormack
Title:	President	Title:	President

Address for Notice:

Archipelago, LLC
BNP Paribas Brokerage Services, Inc.		100 South Wacker Drive, Suite 2000
555 Croton Road, 3rd Floor		Chicago, IL 60606
King of Prussia, PA 19406
Attn:	Fred Hoevenaar	Phone #: 888-514-7284
Compliance Department